SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 2)
                                 (Rule 13d-102)


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and
              (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)





                              Royal Precision, Inc.
                              ---------------------
                                (Name of Issuer)




                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)




                                   780921-10-2
                                 --------------
                                 (CUSIP Number)

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 2 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Berenson Minella & Co. 1993 Profit Sharing Plan
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     96,343
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       96,343
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   96,343
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   EP
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 3 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Berenson, Minella & Co. 1996 Profit Sharing Plan
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     157,295
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       157,295
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   157,295
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.8%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   EP
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 4 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Berenson, Minella & Company, LLC
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,781
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       9,781
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,781
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   Less than 1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 5 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Raymond J. Minella
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     709,696
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       446,277
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    263,419
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   709,696
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   12.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 6 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Jeffrey L. Berenson
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     606,609
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       343,190
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    263,419
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   606,609
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 7 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Richard P. Johnston
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     792,609
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       25,052
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    767,557
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   792,609
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   14%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 8 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Jayne Johnston
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     792,609
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    792,609
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   792,609
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   14%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         PAGE 9 OF 38 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Johnston Family Living Trust u/a dtd 4/11/94
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Wyoming, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     35,848
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       35,848
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   35,848
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   Less than 1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 10 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Johnston Family Charitable Remainder Trust #3
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Indiana, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     731,709
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       731,709
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   731,709
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   12.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 11 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Danny Edwards
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     603,152
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       603,152
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   603,152
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 12 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kenneth J. Warren
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     364,995
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       364,995
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   364,995
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 13 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   David E. Johnston
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     219,875
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       219,875
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   219,875
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 14 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     209,632
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       2,247
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    207,385
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   209,632
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 15 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Bennett Dorrance
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     209,632
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    209,632
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   209,632
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 16 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Drew M. Brown
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     207,779
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       394
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    207,385
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   207,779
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 17 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Mark N. Sklar
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     207,779
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       394
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    207,385
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   207,779
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 18 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   DMB GP, INC.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Arizona, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     207,385
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    207,385
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   207,385
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        PAGE 19 OF 38 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   DMB Property Ventures Limited Partnership
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     207,385
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       207,385
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   207,385
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

     Royal Precision, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     15170 North Hayden Road, Suite 1
     Scottsdale, Arizona 85260

ITEM 2(a). NAME OF PERSON FILING:

     On May 12, 1997, Danny Edwards, Drew M. Brown, DMB Property Ventures Limited Partnership, the general partner of which is DMB GP, Inc. (the shareholders of DMB GP, Inc. are Drew M. Brown, Mark N. Sklar and the Bennett Dorrance Trust dated April 21, 1989), Mark N. Sklar and Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989 (the "Edwards Parties") and Christopher A. Johnston, RPJ/JAJ Partners, Ltd., the general partners of which are Richard P. Johnston and Jayne Johnston, David
     E. Johnston, Berenson Minella & Company, L.P, and Kenneth J. Warren (the "Johnston Parties") entered into a stockholder agreement (the "Stockholder Agreement") whereby the parties agreed that the Royal Precision, Inc. ("RP") board of directors shall be composed of nine members, three of which will be elected by the Edwards Parties and six of which will be elected by the Johnston parties.

     Berenson Minella & Company, L.P. merged with Berenson Minella & Co., LLC, with the LLC surviving and succeeding to the interest in the RP shares. In connection therewith, substantially all of the shares were distributed to the partners of Berenson Minella & Company, L.P. (including Raymond J. Minella, Jeffrey L. Berenson), and the two profit sharing plans of the survivor of the merger. Pursuant to the terms of the Stockholder Agreement, those parties became parties to the Stockholder Agreement (and members of the Group).

     RPJ/JAJ Partners, Ltd. transferred 626,309 of its common shares of RP to the Johnston Family Charitable Remainder Trust #3 ("Johnston Trust #3") after the date of the Stockholder Agreement. Also, after the date of the Stockholder Agreement, the Johnston Family Living Trust u/a dtd. 4/11/94 (the "Johnston Living Trust") purchased 24,100 shares. The trustees of the Johnston Trust #3 and the Johnston Living Trust are Richard P. Johnston and Jayne Johnston. Therefore, pursuant to the terms of the Stockholder Agreement, the Johnston Trust #3 and the Johnston Living Trust are parties to the Stockholder Agreement (and members of the Group).

     The Stockholder Agreement was amended to remove Christopher A. Johnston as a party to the Stockholder Agreement and Christopher A. Johnston is no longer a party to the Group as reported in Amendment No. 1 to this 13G.

     This Schedule 13G is filed by all of the current parties to the Stockholder Agreement as a Group and by the parties to the Stockholder Agreement individually.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     Group Address:
     Richard P. Johnston
     4350 Greens Place
     Wilson, Wyoming 83014

     Copy to:
     Kenneth J. Warren, Esq.
     5920 Cromdale Drive, Suite 1
     Dublin, Ohio 43017

                              Page 20 of 38 Pages

     Berenson Minella & Co. 1993 Profit Sharing Plan
     667 Madison Avenue
     New York, New York  10021

     Berenson, Minella & Co. 1996 Profit Sharing Plan
     667 Madison Avenue
     New York, New York 10021

     Berenson Minella & Company LLC
     667 Madison Avenue
     New York, New York  10021

     Raymond J. Minella
     667 Madison Avenue
     New York, New York 10021

     Jeffrey L. Berenson
     667 Madison Avenue
     New York, New York 10021

     Richard P. Johnston
     4350 Greens Place
     Wilson, Wyoming 83014

     Jayne Johnston
     4350 Greens Place
     Wilson, Wyoming 83014

     Johnston Family Living Trust u/a dtd 4/11/94
     4350 Greens Place
     Wilson, Wyoming 83014

     Johnston Family Charitable Remainder Trust #3
     4350 Greens Place
     Wilson, Wyoming 83014

     Danny Edwards
     26420 North Wrangler Road
     Scottsdale, Arizona 85225

     Kenneth J. Warren
     5920 Cromdale Drive, Suite 1
     Dublin, Ohio 43017

     David E. Johnston
     1935 West Muirfield Loop
     Tucson, Arizona 85737

     Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated
     April 21, 1989
     4201 North 24th Street, Suite 120
     Phoenix, Arizona 85016

                              Page 21 of 38 Pages

     Bennett Dorrance
     4201 North 24th Street, Suite 120
     Phoenix, Arizona 85016

     Drew M. Brown
     4201 North 24th Street, Suite 120
     Phoenix, Arizona 85016

     Mark N. Sklar
     4201 North 24th Street, Suite 120
     Phoenix, Arizona 85016

     DMB Property Ventures Limited Partnership
     4201 North 24th Street, Suite 120
     Phoenix, Arizona 85016

     DMB GP, Inc.
     4201 North 24th Street, Suite 120
     Phoenix, Arizona  85016

ITEM 2(C). CITIZENSHIP:

     Raymond J. Minella, Jeffrey L. Berenson, Richard P. Johnston, Jayne Johnston, Danny Edwards, Kenneth J. Warren, David E. Johnston, Bennett Dorrance, Drew M. Brown and Mark N. Sklar are citizens of the United States of America.

     Berenson Minella & Company, LLC is a Delaware limited liability company and the 1993 Profit Sharing Plan and the 1996 Profit Sharing Plan are plans for the benefit of employees of Berenson Minella & Company, LLC.

     DMB  Property   Ventures   Limited   Partnership  is  a  Delaware   limited
     partnership.

     DMB GP, Inc. is an Arizona corporation.

     Johnston Family Charitable Remainder Trust #3 is domiciled in the State of Indiana.

     Johnston Family Living Trust is domiciled in the State of Wyoming.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.001 per share


ITEM 2(e). CUSIP NUMBER:

     780921-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: (not applicable)

     (a)  Broker or dealer registered under Section 15 of the Act,

     (b)  Bank as defined in Section 3(a)(6) of the Act,

     (c)  Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) Investment Company registered under Section 8 of the Investment Company Act,

                              Page 22 of 38 Pages

     (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

     (g)  Parent Holding Company, in accordance with Rule  13d-1(b)(ii)(G);  SEE
          Item 7,

     (h)  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4. OWNERSHIP.

     (a)  Amount Beneficially Owned:

          Group: 3,233,340 common shares including 127,381 common shares subject to options exercisable within 60 days.

          Berenson-Minella 1993 Profit Sharing Plan: 96,343 common shares. This plan expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any other securities covered by this Schedule 13G.

          Berenson-Minella 1996 Profit Sharing Plan: 157,295 common shares. This plan expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any other securities covered by this Schedule 13G.

          Berenson-Minella & Co. LLC: 9,781 common shares. This company expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section
          13(d) or 13(g) of the Act, the beneficial owner of any other securities covered by this Schedule 13G.

          Jeffrey L. Berenson: 343,190 common shares. Mr. Berenson is a member of Berenson, Minella & Co., LLC which also sponsors the Berenson Minella 1993 Profit Sharing Plan and the 1996 Profit Sharing Plan. Mr. Berenson is reporting 9,781 shares owned directly by Berenson Minella & Co. LLC, 157,295 shares owned directly by the 1993 Profit Sharing Plan, and 96,343 shares owned directly by the 1996 Profit Sharing Plan. Mr. Berenson expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G, other than the 343,190 shares.

          Raymond J. Minella: 437,927 common shares including 8,350 common shares subject to options exercisable within 60 days. Mr. Minella is a member of Berenson, Minella & Co., LLC which also sponsors the Berenson Minella 1993 Profit Sharing Plan and the 1996 Profit Sharing Plan. Mr. Minella is reporting 9,781 shares owned directly by Berenson Minella & Co. LLC, 157,295 shares owned directly by the 1993 Profit Sharing Plan, and 96,343 shares owned directly by the 1996 Profit Sharing Plan. Mr. Minella expressly declares that his filing of this
          Schedule 13G shall not be  construed  as an admission  that he is, for

                              Page 23 of 38 Pages
          the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G, other than the 437,927 shares and the 8,350 shares subject to option.

          Richard P. Johnston: 25,052 common shares subject to options exercisable within 60 days. Mr. Johnston is a trustee of the Johnston Trust #3 and the Johnston Living Trust. Mr. Johnston is reporting 731,709 common shares which are owned directly by the Johnston Trust #3 and 35,848 shares owned directly by the Johnston Living Trust. Mr. Johnston expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of
          Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Schedule 13G except for 25,052 common shares subject to options exercisable within 60 days which are owned directly by Mr. Johnston.

          Jayne Johnston: Mrs. Johnston is the spouse of Richard P. Johnston and a trustee of the Johnston Trust #3 and Johnston Living Trust. Mrs. Johnston is reporting 25,052 common shares which are subject to options exercisable within 60 days which are owned directly by Mr. Johnston, 731,709 shares owned directly by the Johnston Trust #3 and 35,848 shares owned directly by the Johnston Living Trust. Mrs. Johnston expressly declares that her filing of this Schedule 13G shall not be construed as an admission that she is, for the purposes of
          Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G.

          Johnston Family Charitable Remainder Trust #3: 731,709 common shares

          Johnston Family Living Trust: 35,848 common shares

          Danny Edwards: 603,152 common shares including 62,550 common shares subject to options exercisable within 60 days and 4,000 owned directly by his spouse of which he disclaims beneficial ownership.

          Kenneth J. Warren: 364,995 common shares including 20,323 common shares subject to options exercisable within 60 days.

          David E. Johnston: 219,875 common shares including 11,106 common shares subject to options exercisable within 60 days.

          Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989: 209,632 common shares. The trust is a shareholder of DMB GP, Inc. which is the sole general partner of DMB Property Ventures Limited Partnership. 207,385 of the common shares the trust is reporting on this Schedule 13G are owned directly by the partnership. The trust expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of
          Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G except for 2,247 common shares held directly by the trust.

          Bennett Dorrance: 209,632 common shares. Mr. Dorrance is the trustee of the Bennett Dorrance Trust dated April 21, 1989 which is a shareholder of DMB GP, Inc. DMB GP, Inc. is the sole general partner of DMB Property Ventures Limited Partnership. Both the trust and the partnership are parties to the Stockholder Agreement by which the group was formed. The common shares which Mr. Dorrance is reporting on this Schedule 13G are held directly by the trust and the partnership and Mr. Dorrance expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Schedule 13G.

                              Page 24 of 38 Pages

          Drew M. Brown, 207,779 common shares. Mr. Brown is a shareholder of DMB GP, Inc. which is the sole general partner of DMB Property Ventures Limited Partnership. 207,385 of the common shares Mr. Brown is reporting on this Schedule 13G are owned directly by the partnership. Mr. Brown expressly declares that his filing of this
          Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G except for 394 common shares owned directly by Mr. Brown.

          Mark N. Sklar: 207,779 common shares. Mr. Sklar is a shareholder of DMB GP, Inc. which is the sole general partner of DMB Property Ventures Limited Partnership. 207,385 of the common shares Mr. Sklar is reporting on this Schedule 13G are owned directly by the partnership. Mr. Sklar expressly declares that his filing of this
          Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G except for 394 common shares owned directly by Mr. Sklar.

          DMB Property Ventures Limited Partnership: 207,385 common shares.

          DMB GP, Inc.: 207,385 common shares. DMB GP, Inc. is the sole general partner of DMB Property Ventures Limited Partnership. The common shares which DMB GP, Inc. is reporting on this Schedule 13G are held directly by the partnership and DMB GP, Inc. expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Schedule 13G.

     (b)  Percent of Class:

          Group: 56.9%

          Berenson Minella 1993 Profit Sharing Plan.:  1.7%
          Berenson Minella 1996 Profit Sharing Plan.:  2.8%
          Berenson, Minella & Co., LLC.: --%
          Raymond J. Minella: 12.5%
          Jeffrey L. Berenson: 10.7%
          Richard P. Johnston: 14%
          Jayne Johnston: 14%
          Johnston Family Charitable Remainder Trust #3: 12.9%
          Johnston Living Trust:  --%
          Danny Edwards: 10.5%
          Kenneth J. Warren: 6.4%
          David E. Johnston: 3.9%
          Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated
               April 21, 1989:  3.7%
          Bennett Dorrance: 3.7%
          Drew M. Brown: 3.7%
          Mark N. Sklar: 3.7%
          DMB GP, Inc.:  3.7%
          DMB Property Ventures Limited Partnership: 3.7%

     (c)  Number of Shares as to which such person has:

          Group:

          (i)  sole power to vote or to direct the vote: 3,233,340

          (ii) shared power to vote or to direct the vote: 0

                              Page 25 of 38 Pages

          (iii) sole power to dispose or to direct the disposition of: 3,233,340

          (iv) shared power to dispose of or direct the disposition of: 0

          Berenson, Minella & Co. 1993 Profit Sharing Plan:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 96,343

          (iii) sole power to dispose or to direct the disposition of: 96,343

          (iv) shared power to dispose of or direct the disposition of: 0

          Berenson, Minella & Co. 1996 Profit Sharing Plan:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 157,295

          (iii) sole power to dispose or to direct the disposition of: 157,295

          (iv) shared power to dispose of or direct the disposition of: 0

          Berenson, Minella & Co. LLC

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 9,781

          (iii) sole power to dispose or to direct the disposition of: 9,781

          (iv) shared power to dispose of or direct the disposition of: 0

          Raymond J. Minella:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 709,696

          (iii) sole power to dispose or to direct the disposition of: 446,277

          (iv) shared power to dispose of or direct the disposition of: 263,419

          Jeffrey L. Berenson:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 606,609

          (iii) sole power to dispose or to direct the disposition of: 343,190

          (iv) shared power to dispose of or direct the disposition of: 263,419


                              Page 26 of 38 Pages

          Richard P. Johnston:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 792,609

          (iii) sole power to dispose or to direct the disposition of: 25,052

          (iv) shared power to dispose of or direct the disposition of: 767,557

          Jayne Johnston:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 792,609

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose of or direct the disposition of: 792,609

          Johnston Family Living Trust:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 35,848

          (iii) sole power to dispose or to direct the disposition of: 35,848

          (iv) shared power to dispose of or direct the disposition of: 0

          Johnston Family Charitable Remainder Trust #3:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 731,709

          (iii) sole power to dispose or to direct the disposition of: 731,709

          (iv) shared power to dispose of or direct the disposition of: 0

          Danny Edwards:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 603,152

          (iii) sole power to dispose or to direct the disposition of: 603,152

          (iv) shared power to dispose of or direct the disposition of: 0

                              Page 27 of 38 Pages

          Kenneth J. Warren:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 364,995

          (iii) sole power to dispose or to direct the disposition of: 364,995

          (iv) shared power to dispose of or direct the disposition of: 0

          David E. Johnston:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 219,875

          (iii) sole power to dispose or to direct the disposition of: 219,875

          (iv) shared power to dispose of or direct the disposition of: 0

          Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 209,632

          (iii) sole power to dispose or to direct the disposition of: 2,247

          (iv) shared power to dispose of or direct the disposition of: 207,385

          Bennett Dorrance:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 209,632

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose of or direct the disposition of: 209,632

          Drew M. Brown:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 207,779

          (iii) sole power to dispose or to direct the disposition of: 394

          (iv) shared power to dispose of or direct the disposition of: 207,385

                              Page 28 of 38 Pages

          Mark Sklar:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 207,779

          (iii) sole power to dispose or to direct the disposition of: 394

          (iv) shared power to dispose of or direct the disposition of: 207,385


          DMB GP, Inc.

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 207,385

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose or direct the disposition of: 207,385


          DMB Property Ventures Limited Partnership:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 207,385

          (iii) sole power to dispose or to direct the disposition of: 207,385

          (iv) shared power to dispose of or direct the disposition of: 0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        The group has been dissolved by reason of termination of the Stockholders Agreement; and therefore, those members who were five- percent owners by reason of being a member of the group, have ceased to be five- percent owners. See Item 4(b).


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        See response to Item 2(a).

                              Page 29 of 38 Pages

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        The group has been dissolved inasmuch as the Stockholders Agreement to which the members of the group were parties was terminated by agreement of the parties on July 3, 2000. All further filings with respect to ownership by former members of the group, if required, will be made in their individual capacity.

ITEM 10. CERTIFICATION.

        Not applicable.

                              Page 30 of 38 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BERENSON, MINELLA & CO. 1993            BERENSON, MINELLA & CO. 1996
PROFIT SHARING PLAN                     PROFIT SHARING PLAN


By: /s/ Gregg Feinstein                 By: /s/ Gregg Feinstein
   --------------------------------        -------------------------------------
   Gregg Feinstein, Authorized Signer      Gregg Feinstein, Authorized Signer

Dated: July 18, 2000                    Dated: July 18, 2000
      -----------------------------           ----------------------------------

BERENSON, MINELLA & CO., LLC.


By: /s/ Gregg Feinstein
   --------------------------------
   Gregg Feinstein, Authorized Signer

Dated: July 18, 2000
      -----------------------------

DMB PROPERTY VENTURES LIMITED           DMB GP, INC.
     PARTNERSHIP
By:  DMB GP, Inc.

By: /s/ Timothy A. Kaehr                By: /s/ Timothy A. Kaehr
   --------------------------------        -------------------------------------

Title:  Executive Vice President        Title: Executive Vice President
      -----------------------------           ----------------------------------

Dated: July 18, 2000                    Dated: July 18, 2000
      -----------------------------           ----------------------------------

/s/ Raymond J. Minella
-----------------------------------
Raymond J. Minella

Dated: July 18, 2000
      -----------------------------

/s/ Jeffrey L. Berenson                 /s/ Richard P. Johnston
-----------------------------------     ----------------------------------------
Jeffrey L. Berenson                     Richard P. Johnston

Dated: July 18, 2000                    Dated: June 30, 2000
      -----------------------------           ----------------------------------

/s/ Jayne A. Johnston                   /s/ Danny Edwards
-----------------------------------     ----------------------------------------
Jayne Johnston                          Danny Edwards

Dated: June 30, 2000                    Dated: July 8, 2000
      -----------------------------           ----------------------------------

                              Page 31 of 38 Pages

/s/ Kenneth J. Warren                   /s/ David E. Johnston
-----------------------------------     ----------------------------------------
Kenneth J. Warren                       David E. Johnston

Dated: June 29, 2000                    Dated: June 29, 2000
      -----------------------------           ----------------------------------


/s/ Bennett Dorrance                    /s/ Drew Brown
-----------------------------------     ----------------------------------------
Bennett Dorrance                        Drew M. Brown

Dated: July 10, 2000                    Dated: July 10, 2000
      -----------------------------           ----------------------------------



/s/ Mark N. Sklar                       /s/ Bennett Dorrance
-----------------------------------     ----------------------------------------
Mark N. Sklar                           Bennett Dorrance, Trustee of the
                                        Bennett Dorrance Trust

Dated: July 11, 2000                    Dated: July 10, 2000
      -----------------------------           ----------------------------------



/s/ Richard P. Johnston                 /s/ Jayne A. Johnston
-----------------------------------     ----------------------------------------
Richard P. Johnston, trustee of         Jayne Johnston, trustee of Johnston
Johnston Family Charitable Remainder    Family Charitable Remainder Trust #3
Trust #3

Dated: June 30, 2000                    Dated: June 30, 2000
      -----------------------------           ----------------------------------

                              Page 32 of 38 Pages

                                  EXHIBIT INDEX

                                                                      Sequential
Exhibit          Description                                           Page No.
-------          -----------                                          ----------

   1      Statement Pursuant to Rule 13d-1(f)                             35

   2      Stockholder Agreement (incorporated by reference to
          Exhibit 2 to the Schedule 13G filed by the Group on
          February 17, 1998)                                              N/A

   3      Amendment to Stockholder Agreement (incorporated by
          reference to Exhibit 3 to the Schedule 13G filed by
          the Group on February 16, 1999)                                 N/A

   4      Termination of Stockholder Agreement dated as of
          July 3, 2000                                                    37

                              Page 33 of 38 Pages